EXHIBIT 10.1

[SUCCESSFACTORS, INC. LETTERHEAD]

May 27, 2010

James Larson

Dear Jay,

Reference is made to the offer letter by and between you and SuccessFactors, Inc. (the "Company") dated August 28, 2007 (the "Offer Letter"). By signing below, you hereby acknowledge and agree that the Offer Letter is amended as set forth in this letter agreement (this "Agreement"). Except as specifically amended by this Agreement, the Offer Letter continues in full force and effect.

Section 10 of the Offer Letter is hereby deleted and replaced in its entirety by the following:

10. Severance. Subject to the provisions of this letter, in the event your employment with the Company is terminated by the Company prior to August 11, 2011 without Cause (as defined below), then, after your execution and nonrevocation of a general release of claims in favor of the Company (the "Release"), you shall be entitled to the cash severance provided in the Offer Letter and, in lieu of the three months' accelerated vesting referenced in the Offer Letter, you will receive accelerated vesting with respect to that number of shares subject to your stock options and any other equity awards for Company common stock you then hold which would have vested through August 2, 2011 had you remained employed by the Company shall become vested and, as applicable, exercisable.

For purposes of this letter, "Cause" means (i) any willful, material violation by you of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company, your conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (ii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by you of any provision of any agreement or understanding between the Company or a parent or subsidiary of the Company and you regarding the terms of your service as an employee, officer, director or consultant to the Company or a parent or subsidiary of the Company, including without limitation, your willful and continued failure or refusal to perform the material duties required of you as an employee, officer, director or consultant of the Company or a parent or subsidiary of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a parent or subsidiary of the Company and you, (iv) your disregard of the policies of the Company or any parent or subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a parent or subsidiary of the Company, or (v) any other misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a parent or subsidiary of the Company. For purposes of this letter, "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 9 or Section 10 are not cumulative.

Subject to the provisions of Section 11, cash severance benefits payable pursuant to this Section 10 shall be paid on the sixty-first (61st) day following your termination by the Company without Cause, provided you have executed the Release, and the Release is effective (and not subject to revocation by you in whole or in part) following the execution and effective date of the Release.

A new Section 11 is hereby added to the Offer Letter:

11. Six Month Hold-Back and Separation from Service. To the extent (a) any payments or benefits to which you become entitled under this letter, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your "separation from service" (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate "payments" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a "short-term deferral").

Very truly yours,

_/s/ Lars Dalgaard____________________

Lars Dalgaard, President and Chief Executive officer

SuccessFactors, Inc.

Accepted and Agreed:

_/s/ James Larson____________________

James Larson

Date: _May 27, 2010________________